Exhibit  21

                                  Subsidiaries


The following is a list of subsidiaries of Stanley Furniture Company, Inc. as of December 31, 2003:


                                                          Jurisdiction
Name of Subsidiary                                      of Organization

Charter Stanley Foreign Sales Corporation              U. S. Virgin Islands

Stanley Furniture of Martinsville, LLC                      Virginia

Stanley Furniture of Stanleytown, LLC                       Virginia

Stanley Furniture of Lexington, LLC                       North Carolina

Stanley Furniture of Robbinsville, LLC                    North Carolina


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